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                                                                    EXHIBIT 11

            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


The computation of weighted average number of shares for IAT Multimedia, Inc. is comprised of the weighted average number of shares issued prior to December 31, 1996 calculated based upon the date of issuance within the respective period. In addition to the weighted average number of shares computed the computation includes the Common Stock issued in September 1996 at an issue price less than the anticipated initial public offering price ("IPO"), the automatic conversion of the Series A Preferred Stock into Common Stock upon the consummation of this Offering at an issued price less than the anticipated IPO price, and reduced by the number of shares placed in escrow by the respective stockholders. The computation for the periods presented is as follows:


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
                                                                                    December 31,
                                                     Number           ----------------------------------------
                                       Date        of Shares        1994          1995          1996
                                    -----------   -----------    -----------   -----------   -----------
Balance carried forward              1-Jan-93      1,312,500     1,312,500     1,312,500      1,312,500
Stock issued                         23-Jun-93       131,250       131,250       131,250        131,250
                                     12-Dec-93       306,250       306,250       306,250        306,250
                                     31-May-95       875,000                     513,013        875,000
                                     7-Jul-95        656,250                     318,237        656,250
                                     12-Dec-95       218,750                       5,993        218,750

                                       1996          875,000       875,000       875,000        875,000

Conversion of Series A Preferred                   1,875,000     1,875,000     1,875,000      1,875,000
Less escrow shares                                  (500,000)     (500,000)     (500,000)      (500,000)
                                                                 -----------   -----------   -----------
Total                                                            4,000,000     4,837,243      5,750,000
                                                                 ===========   ===========   ===========

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